Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Issuer:

Trane Technologies Financing Limited

Guarantors:

Trane Technologies plc

Trane Technologies Global Holding II Company Limited

Trane Technologies Americas Holding Corporation

Trane Technologies Lux International Holding Company S.à r.l.

Trane Technologies Irish Holdings Unlimited Company

Trane Technologies Company LLC

Trane Technologies HoldCo Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.100% Senior Notes due 2034	Rule 457(r)	$500,000,000	99.706%	$498,530,000	0.00014760	$73,583.03

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

Total Offering Amounts						$498,530,000		$73,583.03

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$73,583.03